N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen Short Intermediate Bond Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	1,012,430	0.12		5,224,038	5.50
Class B	63,069		0.08		652,758	5.50
Class C	153,088	0.08		1,814,455	5.50
Class I	13,941,989	0.14		84,686,721	5.50
Class IS	233,817	0.12		1,638,061	5.50


Evergreen Adjustable Rate Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	13,827,829	0.45		29,568,932	9.15
Class B	9,428,721	0.38		20,071,498	9.15
Class C	18,083,366	0.38		43,259,428	9.15
Class I	56,712,601	0.47		97,391,113	9.15
Class IS	5,819,776	0.45		12,111,312	9.15